EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
Kenneth Schellenberg
FBCInvestorRelations@flagstar.com
(248) 312-5741

Flagstar Bancorp Reports First Quarter 2020 Net Income of $46 Million, or $0.80 Per Diluted Share

Key Highlights - First Quarter 2020

•	Transitioned smoothly to remote operations to protect the health of employees and ensure business continuity

•	Achieved mortgage revenues of $96 million, driven by strong refinance volume and higher return on MSRs

•	Effectively managed NIM compression through the challenging rate environment

•	Adopted CECL, increasing credit reserves to $152 million at March 31st

•	Ended the quarter in a solid financial position--ample capital and liquidity

TROY, Mich., April 28, 2020 - Flagstar Bancorp, Inc. (NYSE: FBC), the holding company for Flagstar Bank, FSB, today reported first quarter 2020 net income of $46 million, or $0.80 per diluted share, compared to fourth quarter 2019 net income of $58 million, or $1.00 per diluted share and first quarter 2019 net income of $36 million, or $0.63 per diluted share.

“We posted strong results in the quarter,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. “but the real story of the quarter was the last two weeks as our way of doing business changed and the health and safety of our employees and financial well-being of our customers took center stage. I couldn’t be more proud of the way our company has responded to the COVID-19 crisis. We executed on our business continuity plan, virtually overnight, without a hitch. Today, we are operating differently, but smoothly.

“On the business side, we’re supporting our customers by providing needed payment relief as we partner with them through this health crisis. On the community side, we have adjusted our giving priorities to support the fight against COVID-19, including nearly $1 million in financial support from the Flagstar Foundation. We are also participating in the SBA’s Paycheck Protection Program to support small business and nonprofit partners.

“Turning to our financial performance, we demonstrated the underlying strength of our diversified business model as our mortgage business was a standout, servicing was solid and banking held its own against headwinds. Compared to the fourth quarter 2019, net interest income fell $4 million, or 3 percent, reflecting only a 10 basis point decrease in net interest margin, despite a full quarter's impact from prior rate cuts and the partial impact of March rate cuts. Margin compression was partially cushioned by growth in interest earnings assets. We also adopted CECL during the quarter, which increased our credit reserves by almost 40% to $152 million.

“We closed the quarter servicing or subservicing nearly 1.1 million loans, consistent with the prior quarter. Despite the high prepayment activity driven by lower interest rates, we held our ground in servicing which is a testament to our capability to leverage our mortgage origination business to replace loans that prepaid.

“Our mortgage team had a strong quarter, with mortgage revenues of $96 million, driven by a 36 percent increase in fallout adjusted locks and a $9 million increase in return on our mortgage servicing rights. Our gain on sale margin was 80 basis points, a strong first quarter performance despite the impact that the unprecedented Federal Reserve purchases of agency mortgage-backed securities had on our hedge effectiveness.

“Our results this quarter show the power of our business model and the reason we remain so committed to it. Thanks to our mortgage and warehouse businesses, we are uniquely positioned among banks to take advantage of the strong refinance market to carry us through what is likely to be a challenging credit and rate cycle. We understand that the rest of the year, and possibly beyond, may be like nothing we’ve ever experienced before. We are a strong company, with great people, a resilient business strategy, and an unerring commitment to do what is right, which will serve us well as we head into uncharted territory.”

Income Statement Highlights
	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Dollars in millions)
Net interest income	$148	$152	$146	$138	$126
Provision for credit losses	14	—	1	17	—
Noninterest income	157	162	171	168	109
Noninterest expense	235	245	238	214	191
Income before income taxes	56	69	78	75	44
Provision for income taxes	10	11	15	14	8
Net income	$46	$58	$63	$61	$36
Income per share:
Basic	$0.80	$1.01	$1.12	$1.08	$0.64
Diluted	$0.80	$1.00	$1.11	$1.06	$0.63

Adjusted Income Statement Highlights (Non-GAAP) (1)
	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Dollars in millions)
Net interest income	$148	$152	$146	$138	$126
Provision for credit losses	14	—	1	17	—
Noninterest income	157	162	171	143	109
Noninterest expense	235	245	238	214	190
Income before income taxes	56	69	78	50	45
Provision for income taxes	10	11	15	9	8
Net income	$46	$58	$63	$41	$37

Income per share:
Basic	$0.80	$1.01	$1.12	$0.72	$0.65
Diluted	$0.80	$1.00	$1.11	$0.71	$0.64

(1)	See Non-GAAP Reconciliation for further information.

Key Ratios
	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net interest margin	2.81%	2.91%	3.05%	3.08%	3.09%
Return on average assets	0.8%	1.0%	1.2%	1.2%	0.8%
Return on average common equity	9.8%	12.7%	14.7%	14.6%	9.2%
Efficiency ratio	77.1%	78.2%	75.2%	69.8%	81.3%
HFI loan-to-deposit ratio	74.9%	76.5%	74.2%	75.0%	71.0%
Adjusted HFI loan-to-deposit ratio (1)	86.3%	84.6%	82.0%	80.6%	77.0%

(1)	Excludes warehouse loans and custodial deposits. See Non-GAAP Reconciliation for further information.

Average Balance Sheet Highlights
	Three Months Ended					% Change
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	Seq	Yr/Yr
	(Dollars in millions)
Average interest-earning assets	$21,150	$20,708	$18,997	$17,759	$16,294	2%	30%
Average loans held-for-sale (LHFS)	5,248	5,199	3,786	3,539	3,266	1%	61%
Average loans held-for-investment (LHFI)	11,823	12,168	11,743	10,613	9,164	(3)%	29%
Average total deposits	15,795	15,904	15,817	14,159	12,906	(1)%	22%

Net Interest Income

Net interest income decreased $4 million, or 3 percent, to $148 million for the first quarter 2020 as compared to the fourth quarter 2019. The results reflect a 2 percent increase in average earning assets, primarily fueled by the acquisition of investment securities. Net interest margin decreased only 10 basis points, to 2.81 percent for the first quarter 2020 as compared to the fourth quarter 2019, as we effectively managed net interest margin compression through the full impact of the prior quarter rate cut and the partial impact of the March rate cuts.

Loans held-for-investment averaged $11.8 billion for the first quarter 2020, decreasing $345 million from the prior quarter. Average warehouse loans decreased $437 million, or 16 percent, consistent with the volume decline in the overall mortgage market and average residential mortgages decreased $153 million, or 5 percent, due to loan repayments.

Average total deposits were $15.8 billion in the first quarter 2020, decreasing $109 million, or 1 percent, from the fourth quarter 2019. Average time and brokered deposits decreased $282 million, or 10 percent, as these higher costs deposits matured and were replaced with less expensive funding.

Provision for Credit Losses

The Company had provision for credit losses and unfunded commitments of $14 million for the three months ended March 31, 2020. The provision was driven by our economic forecast, which included our estimate of the impact related to COVID-19 as of March 31st, partially offset by strong asset quality and low delinquencies.

Noninterest Income

Noninterest income decreased $5 million to $157 million in the first quarter 2020, as compared to $162 million for the fourth quarter 2019, primarily due to lower mortgage revenues.

First quarter 2020 net gain on loan sales decreased $11 million, or 11 percent, to $90 million, as compared to $101 million in the fourth quarter 2019. Fallout-adjusted locks increased $3.0 billion, or 36 percent, to $11.2 billion, primarily driven by the robust refinance market. The net gain on loan sale margin decreased 43 basis points, to 0.80 percent for the first quarter 2020, as compared to 1.23 percent for the fourth quarter 2019 reflecting the negative impact the Federal Reserve’s purchases of agency mortgage-backed securities in the first quarter 2020 had on our hedge effectiveness.

Net return on mortgage servicing rights increased $9 million, to $6 million for the first quarter of 2020, compared to a $3 million net loss for the fourth quarter 2019 reflecting favorable hedge performance.

Mortgage Metrics
	As of/Three months ended					Change (% / bps)
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	Seq	Yr/Yr
	(Dollars in millions)
Mortgage rate lock commitments (fallout-adjusted) (1)	$11,154	$8,179	$9,197	$8,344	$6,602	36%	69%
Mortgage loans closed	$8,591	$9,303	$9,262	$8,642	$5,513	(8)%	56%
Net margin on mortgage rate lock commitments (fallout-adjusted) (1) (2)	0.80%	1.23%	1.20%	0.89%	0.72%	(43)	8
Net gain on loan sales	$90	$101	$110	$75	$49	(11)%	84%
Net return on mortgage servicing rights (MSR)	$6	$(3)	$(2)	$5	$6	N/M	—%
Gain on loan sales + net return on the MSR	$96	$98	$108	$80	$55	(2)%	75%
Loans serviced (number of accounts - 000's) (3)	1,082	1,091	994	983	962	(1)%	12%
Capitalized value of MSRs	0.95%	1.21%	1.14%	1.23%	1.27%	(26)	(32)
N/M - Not meaningful
(1) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2) Based on net gain on loan sales (excludes net gain on loan sales of $2 million from loans transferred from LHFI during the three months ended March 31, 2019 to fallout-adjusted mortgage rate lock commitments).

(3) Includes loans serviced for Flagstar's own loan portfolio, serviced for others, and subserviced for others.

Noninterest Expense

Noninterest expense decreased to $235 million for the first quarter 2020, as compared to $245 million for the fourth quarter 2019, primarily reflecting $9 million decrease in mortgage-related expenses--commissions and loan processing--due to lower closings.

The Company's efficiency ratio was 77 percent for the first quarter 2020, as compared to 78 percent for the fourth quarter 2019.

Income Taxes

The first quarter 2020 provision for income taxes totaled $10 million, compared to $11 million for the fourth quarter 2019. The effective tax rate was 18.4 percent for the first quarter 2020, compared to 16.7 percent for the fourth quarter 2019. The current economic environment has resulted in uncertainty about the timing of receiving tax benefits related to certain investments, causing the tax rate to increase.

Asset Quality

Credit Quality Ratios
	As of/Three Months Ended					Change (% / bps)
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	Seq	Yr/Yr
	(Dollars in millions)
Allowance for credit losses and reserve for unfunded commitments	$152	$110	$113	$113	$130	38%	17%
Credit reserves to LHFI	1.1%	0.9%	0.9%	1.0%	1.3%	20	(20)
Charge-offs, net of recoveries	$2	$3	$1	$34	$1	(33)%	N/M
Total nonperforming LHFI and TDRs	$29	$26	$26	$63	$24	12%	21%
Net charge-offs to LHFI ratio (annualized)	0.08%	0.10%	0.02%	1.29%	0.05%	(2)	3
Ratio of nonperforming LHFI and TDRs to LHFI	0.21%	0.21%	0.21%	0.54%	0.24%	0	(3)

Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.08%	0.08%	0.07%	0.11%	0.05%	—	60
Home equity and other consumer	0.28%	0.49%	0.27%	0.71%	0.23%	(43)	22
Commercial real estate	(0.01)%	—%	—%	—%	—%	(1)	(1)
Commercial and industrial	0.09%	0.07%	(0.22)%	7.11%	0.02%	29	N/M
N/M - Not meaningful
(1) Excludes loans carried under the fair value option.

The allowance coverage for credit losses was $152 million and covered 1.1 percent of loans held-for-investment at March 31, 2020, a 20 basis point increase from December 31, 2019. The increase in the allowance coverage reflects the forecasted impact of the COVID-19 pandemic as of March 31st. Excluding warehouse loans, the allowance coverage ratio was 1.5 percent.

Net charge-offs in the first quarter 2020 were $2 million, or 8 basis points of LHFI, compared to $3 million, or 10 basis points in the prior quarter, reflecting continued strength in the credit quality of the loan portfolio.

Nonperforming loans were $29 million and our ratio of nonperforming loans to loans held-for-investment was 21 basis points at March 31, 2020, flat compared to December 31, 2019. At March 31, 2020, early stage loan delinquencies totaled $26 million, or 0.19 percent, of total loans, compared to $14 million, or 0.12 percent, at December 31, 2019.

Capital

Capital Ratios (Bancorp)						Change (% / bps)
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	Seq	Yr/Yr
Tier 1 leverage (to adj. avg. total assets)	8.09%	7.57%	7.98%	7.86%	8.37%	52	(28)
Tier 1 common equity (to RWA)	9.16%	9.32%	9.25%	9.08%	9.69%	(16)	(53)
Tier 1 capital (to RWA)	10.51%	10.83%	10.81%	10.73%	11.51%	(32)	(100)
Total capital (to RWA)	11.21%	11.52%	11.54%	11.51%	12.49%	(31)	(128)
Tangible common equity to asset ratio (1)	6.25%	6.95%	7.08%	7.31%	7.16%	(70)	(91)
Tangible book value per share (1)	$29.52	$28.57	$27.62	$26.16	$24.65	3%	20%

(1)	See Non-GAAP Reconciliation for further information.

The Company maintained a solid capital position with regulatory ratios well above current regulatory quantitative guidelines for "well capitalized" institutions. At March 31, 2020, the Company had a total risk-based capital ratio of 11.2 percent, as compared to 11.5 percent at December 31, 2019.

Earnings Conference Call

As previously announced, the Company's first quarter 2020 earnings call will be held Tuesday, April 28, 2020 at 11 a.m. (ET).

To join the call, please dial (866) 575-6539 toll free or (323) 794-2551 and use passcode 2135884. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820 and using passcode 2135884.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $26.8 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 160 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 87 retail locations in 28 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage and other consumer loans, handling payments and record keeping for $225 billion of loans representing nearly 1.1 million borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes non-GAAP financial measures, such as tangible book value per share, tangible common equity to assets ratio, return on average tangible equity, adjusted return on average tangible equity, adjusted return on average assets, adjusted HFI loan-to-deposit ratio, adjusted noninterest income, adjusted noninterest expense, adjusted income before income taxes, adjusted provision for income taxes, adjusted net income, adjusted basic and diluted earnings per share, and adjusted net interest margin. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company's actual results could differ materially from those described in the forward-looking statements depending upon various factors as described in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	March 31, 2020	December 31, 2019	March 31, 2019
Assets
Cash	$216	$220	$268
Interest-earning deposits	126	206	122
Total cash and cash equivalents	342	426	390
Trading securities	2,058	—	—
Investment securities available-for-sale	2,446	2,116	2,142
Investment securities held-to-maturity	554	598	683
Loans held-for-sale	4,389	5,258	3,874
Loans held-for-investment	13,795	12,129	9,936
Loans with government guarantees	814	736	470
Less: allowance for credit losses	(132)	(107)	(127)
Total loans held-for-investment and loans with government guarantees, net	14,477	12,758	10,279
Mortgage servicing rights	223	291	278
Federal Home Loan Bank stock	306	303	303
Premises and equipment, net	413	416	414
Goodwill and intangible assets	167	170	182
Other assets	1,430	930	900
Total assets	$26,805	$23,266	$19,445
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$6,551	$5,467	$4,016
Interest-bearing deposits	9,501	9,679	9,437
Total deposits	16,052	15,146	13,453
Short-term Federal Home Loan Bank advances and other	5,841	4,165	3,101
Long-term Federal Home Loan Bank advances	1,000	650	250
Other long-term debt	493	496	495
Other liabilities	1,577	1,021	572
Total liabilities	24,963	21,478	17,871
Stockholders’ Equity
Common stock	1	1	1
Additional paid in capital	1,487	1,483	1,476
Accumulated other comprehensive income (loss)	31	1	(31)
Retained earnings	323	303	128
Total stockholders’ equity	1,842	1,788	1,574
Total liabilities and stockholders’ equity	$26,805	$23,266	$19,445

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						First Quarter 2020 Compared to:
	Three Months Ended					Fourth Quarter 2019		First Quarter 2019
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$201	$213	$203	$198	$180	$(12)	(6)%	$21	12%
Total interest expense	53	61	57	60	54	(8)	(13)%	(1)	(2)%
Net interest income	148	152	146	138	126	(4)	(3)%	22	17%
Provision for credit losses	14	—	1	17	—	14	N/M	14	N/M
Net interest income after provision for credit losses	134	152	145	121	126	(18)	(12)%	8	6%
Noninterest Income
Net gain on loan sales	90	101	110	75	49	(11)	(11)%	41	N/M
Loan fees and charges	26	30	29	24	17	(4)	(13)%	9	53%
Net return (loss) on the mortgage servicing rights	6	(3)	(2)	5	6	9	N/M	—	—%
Loan administration income	12	8	5	6	11	4	50%	1	9%
Deposit fees and charges	9	10	10	10	8	(1)	(10)%	1	13%
Other noninterest income	14	16	19	48	18	(2)	(13)%	(4)	(22)%
Total noninterest income	157	162	171	168	109	(5)	(3)%	48	44%
Noninterest Expense
Compensation and benefits	102	102	98	90	87	—	—%	15	17%
Occupancy and equipment	41	43	40	40	38	(2)	(5)%	3	8%
Commissions	29	35	38	25	13	(6)	(17)%	16	N/M
Loan processing expense	20	20	22	21	17	—	—%	3	18%
Legal and professional expense	6	9	6	6	6	(3)	(33)%	—	—%
Federal insurance premiums	6	6	5	5	4	—	—%	2	50%
Intangible asset amortization	3	4	3	4	4	(1)	(25)%	(1)	(25)%
Other noninterest expense	28	26	26	23	22	2	8%	6	27%
Total noninterest expense	235	245	238	214	191	(10)	(4)%	44	23%
Income before income taxes	56	69	78	75	44	(13)	(19)%	12	27%
Provision for income taxes	10	11	15	14	8	(1)	(9)%	2	25%
Net income	$46	$58	$63	$61	$36	$(12)	(21)%	$10	28%
Income per share
Basic	$0.80	$1.01	$1.12	$1.08	$0.64	$(0.21)	(21)%	$0.16	25%
Diluted	$0.80	$1.00	$1.11	$1.06	$0.63	$(0.20)	(20)%	$0.17	27%

Cash dividends declared	$0.05	$0.04	$0.04	$0.04	$0.04	$0.01	25%	$0.01	25%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Selected Mortgage Statistics:
Mortgage rate lock commitments (fallout-adjusted) (1)	$11,154	$8,179	$6,602
Mortgage loans closed	$8,591	$9,303	$5,513
Mortgage loans sold and securitized	$7,487	$8,135	$5,170
Selected Ratios:
Interest rate spread (2)	2.31%	2.39%	2.69%
Net interest margin	2.81%	2.91%	3.09%
Net margin on loans sold and securitized	1.19%	1.24%	0.92%
Return on average assets	0.78%	0.99%	0.79%
Adjusted return on average assets (3) (4)	0.78%	0.99%	0.80%
Return on average common equity	9.82%	12.69%	9.16%
Return on average tangible common equity (4)	11.46%	14.76%	11.33%
Adjusted return on average tangible common equity (3) (4)	11.46%	14.76%	11.56%
Efficiency ratio	77.1%	78.2%	81.3%
Common equity-to-assets ratio (average for the period)	7.92%	7.83%	8.59%
Average Balances:
Average interest-earning assets	$21,150	$20,708	$16,294
Average interest-bearing liabilities	$14,480	$14,208	$12,505
Average stockholders' equity	$1,854	$1,803	$1,583

(1)
Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

(3)	See Non-GAAP Reconciliation for further information.

(4)	Excludes goodwill, intangible assets and the associated amortization. See Non-GAAP Reconciliation for further information.

	March 31, 2020	December 31, 2019	March 31, 2019
Selected Statistics:
Book value per common share	$32.46	$31.57	$27.86
Tangible book value per share (1)	$29.52	$28.57	$24.65
Number of common shares outstanding	56,729,789	56,631,236	56,480,086
Number of FTE employees	4,415	4,453	3,996
Number of bank branches	160	160	160
Ratio of nonperforming assets to total assets (2)	0.14%	0.15%	0.17%
Common equity-to-assets ratio	6.87%	7.68%	8.09%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	38.8	39.7	38.0
Capitalized value of mortgage servicing rights	0.95%	1.21%	1.27%

(1)
Excludes goodwill and intangibles of $167 million, $170 million and $182 million at March 31, 2020, December 31, 2019, and March 31, 2019, respectively. See Non-GAAP Reconciliation for further information.

(2)	Ratio excludes LHFS.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$5,248	$49	3.72%	$5,199	$51	3.92%	$3,266	$38	4.72%
Loans held-for-investment
Residential first mortgage	3,062	27	3.51%	3,215	30	3.60%	3,044	28	3.64%
Home equity	1,019	12	4.73%	989	12	4.86%	745	10	5.63%
Other	816	12	5.77%	728	11	5.97%	356	6	7.11%
Total consumer loans	4,897	51	4.14%	4,932	53	4.20%	4,145	44	4.30%
Commercial real estate	2,949	34	4.61%	2,763	34	4.91%	2,250	33	5.66%
Commercial and industrial	1,667	19	4.52%	1,726	21	4.80%	1,594	21	5.39%
Warehouse lending	2,310	25	4.30%	2,747	33	4.61%	1,175	16	5.47%
Total commercial loans	6,926	78	4.48%	7,236	88	4.77%	5,019	70	5.53%
Total loans held-for-investment	11,823	129	4.34%	12,168	141	4.54%	9,164	114	4.97%
Loans with government guarantees	811	3	1.38%	678	4	2.16%	455	3	2.96%
Investment securities	3,060	19	2.47%	2,511	16	2.49%	3,258	24	2.91%
Interest-earning deposits	208	1	1.75%	152	1	2.26%	151	1	2.77%
Total interest-earning assets	21,150	$201	3.78%	20,708	$213	4.04%	16,294	$180	4.43%
Other assets	2,263			2,328			2,144
Total assets	$23,413			$23,036			$18,438
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,587	$3	0.75%	$1,448	$3	0.70%	$1,220	$2	0.68%
Savings deposits	3,384	9	1.07%	3,335	10	1.19%	3,089	7	0.95%
Money market deposits	687	1	0.32%	700	—	0.35%	778	1	0.27%
Certificates of deposit	2,254	12	2.24%	2,459	15	2.37%	2,488	13	2.13%
Total retail deposits	7,912	25	1.28%	7,942	28	1.39%	7,575	23	1.22%
Government deposits	1,131	3	1.15%	1,192	4	1.39%	1,170	4	1.51%
Wholesale deposits and other	581	4	2.39%	666	4	2.36%	387	2	2.23%
Total interest-bearing deposits	9,624	32	1.33%	9,800	36	1.46%	9,132	29	1.30%
Short-term FHLB advances and other	3,566	12	1.35%	3,262	15	1.74%	2,725	17	2.54%
Long-term FHLB advances	794	3	1.29%	650	3	1.43%	153	1	1.54%
Other long-term debt	496	6	5.33%	496	7	5.45%	495	7	5.90%
Total interest-bearing liabilities	14,480	53	1.46%	14,208	61	1.65%	12,505	54	1.75%
Noninterest-bearing deposits
Retail deposits and other	1,395			1,332			1,242
Custodial deposits (1)	4,776			4,772			2,532
Total noninterest-bearing deposits	6,171			6,104			3,774
Other liabilities	908			921			576
Stockholders' equity	1,854			1,803			1,583
Total liabilities and stockholders' equity	$23,413			$23,036			$18,438
Net interest-earning assets	$6,671			$6,500			$3,789
Net interest income		$148			$152			$126
Interest rate spread (2)			2.31%			2.39%			2.69%
Net interest margin (3)			2.81%			2.91%			3.09%
Ratio of average interest-earning assets to interest-bearing liabilities			146.1%			145.8%			130.3%
Total average deposits	$15,795			$15,904			$12,906

(1)	Approximately 80 percent of custodial deposits from loans subserviced which pay interest that is recognized as an offset in net loan administration income.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net Income	$46	$58	$36
Weighted average common shares outstanding	56,655,865	56,513,890	56,897,799
Stock-based awards	534,058	684,844	692,473
Weighted average diluted common shares	57,189,923	57,198,734	57,590,272
Basic earnings per common share	$0.80	$1.01	$0.64
Stock-based awards	—	(0.01)	(0.01)
Diluted earnings per common share	$0.80	$1.00	$0.63

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	March 31, 2020		December 31, 2019		March 31, 2019
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,879	8.09%	$1,720	7.57%	$1,520	8.37%
Total adjusted avg. total asset base	$23,212		$22,724		$18,171
Tier 1 common equity (to risk weighted assets)	$1,639	9.16%	$1,480	9.32%	$1,280	9.69%
Tier 1 capital (to risk weighted assets)	$1,879	10.51%	$1,720	10.83%	$1,520	11.51%
Total capital (to risk weighted assets)	$2,005	11.21%	$1,830	11.52%	$1,650	12.49%
Risk-weighted asset base	$17,881		$15,886		$13,209

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	March 31, 2020		December 31, 2019		March 31, 2019
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,900	8.19%	$1,752	7.71%	$1,641	9.04%
Total adjusted avg. total asset base	$23,194		$22,727		$18,155
Tier 1 common equity (to risk weighted assets)	$1,900	10.63%	$1,752	11.04%	$1,641	12.44%
Tier 1 capital (to risk weighted assets)	$1,900	10.63%	$1,752	11.04%	$1,641	12.44%
Total capital (to risk weighted assets)	$2,026	11.33%	$1,862	11.73%	$1,771	13.42%
Risk-weighted asset base	$17,876		$15,873		$13,193

Loans Serviced
(Dollars in millions)
(Unaudited)

	March 31, 2020		December 31, 2019		March 31, 2019
	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$193,037	916,989	$194,638	918,662	$170,476	814,248
Serviced for others	23,439	102,338	24,003	105,469	21,925	90,622
Serviced for own loan portfolio (3)	8,539	63,085	9,536	66,526	7,631	56,687
Total loans serviced	$225,015	1,082,412	$228,177	1,090,657	$200,032	961,557

(1)	Unpaid principal balance, net of write downs, does not include premiums or discounts.

(2)	Includes temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

(3)	Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	March 31, 2020		December 31, 2019		March 31, 2019
Consumer loans
Residential first mortgage	$2,964	21.5%	$3,154	26.0%	$3,100	31.2%
Home equity	1,028	7.5%	1,024	8.4%	796	8.0%
Other	858	6.2%	729	6.0%	433	4.4%
Total consumer loans	4,850	35.2%	4,907	40.4%	4,329	43.6%
Commercial loans
Commercial real estate	3,092	22.4%	2,828	23.3%	2,324	23.4%
Commercial and industrial	1,880	13.6%	1,634	13.5%	1,651	16.6%
Warehouse lending	3,973	28.8%	2,760	22.8%	1,632	16.4%
Total commercial loans	8,945	64.8%	7,222	59.6%	5,607	56.4%
Total loans held-for-investment	$13,795	100.0%	$12,129	100.0%	$9,936	100.0%

Other Consumer Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	March 31, 2020		December 31, 2019		March 31, 2019
Indirect Lending	$620	72.3%	$578	79.3%	$270	62.4%
Point of Sale	159	18.5%	63	8.6%	41	9.5%
Other	79	9.2%	88	12.1%	122	28.2%
Total other consumer loans	$858	100.0%	$729	100.0%	$433	100.1%

Allowance for Credit Losses
(Dollars in millions)
(Unaudited)

	March 31, 2020	December 31, 2019	March 31, 2019
Residential first mortgage	$46	$22	$35
Home equity	23	14	16
Other	16	6	4
Total consumer loans	85	42	55
Commercial real estate	28	38	36
Commercial and industrial	18	22	30
Warehouse lending	1	5	6
Total commercial loans	47	65	72
Allowance for credit losses	132	107	127
Reserve for unfunded commitments	20	3	3
Total allowance for credit losses	$152	$110	$130

Allowance for Credit Losses
(Dollars in millions)
(Unaudited)

	Three Months Ended March 31, 2020
	Residential First Mortgage	Home Equity (3)	Other Consumer	Commercial Real Estate	Commercial and Industrial	Warehouse Lending	Total LHFI Portfolio (2)	Unfunded Commitments
Balance as of December 31, 2019	$22	$14	$6	$38	$22	$5	$107	$3
Impact of adopting ASC 326	25	12	10	(14)	(6)	(4)	23	7
Adjusted balance at January 1, 2020	47	26	16	24	16	1	130	10
Provision (benefit) for credit losses:
Loan volume	(2)	—	1	2	2	—	3	—
Economic forecast and credit	4	2	—	2	—	—	8	10
Other (1)	(2)	(4)	(1)	—	—	—	(7)	—
Charge-offs	(1)	(1)	(1)	—	—	—	(3)	—
Recoveries	—	—	1	—	—	—	1	—
Ending allowance balance	$46	$23	$16	$28	$18	$1	$132	$20

(1) Includes changes in the individually evaluated reserve
(2) Excludes loans carried under the fair value option
(3) December 31, 2019 and January 1, 2020 balances include $4 million of individually evaluated reserves that were no longer needed as of March 31, 2020

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	March 31, 2020	December 31, 2019	March 31, 2019
Nonperforming LHFI	$19	$16	$14
Nonperforming TDRs	4	3	3
Nonperforming TDRs at inception but performing for less than six months	6	7	7
Total nonperforming LHFI and TDRs (1)	29	26	24
Other nonperforming assets, net	10	10	8
LHFS	5	5	13
Total nonperforming assets	$44	$41	$45

Ratio of nonperforming assets to total assets (2)	0.14%	0.15%	0.17%
Ratio of nonperforming LHFI and TDRs to LHFI	0.21%	0.21%	0.24%
Ratio of nonperforming assets to LHFI and repossessed assets (2)	0.28%	0.30%	0.33%

(1)	Includes less than 90 day past due performing loans placed on nonaccrual. Interest is not being accrued on these loans.

(2)	Ratio excludes LHFS.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total LHFI
March 31, 2020
Consumer loans	$14	$5	$29	$48	$4,850
Commercial loans	7	—	—	7	8,945
Total loans	$21	$5	$29	$55	$13,795
December 31, 2019
Consumer loans	$9	$5	$26	$40	$4,907
Commercial loans	—	—	—	—	7,222
Total loans	$9	$5	$26	$40	$12,129
March 31, 2019
Consumer loans	$6	$2	$24	$32	$4,329
Commercial loans	—	1	—	1	5,607
Total loans	$6	$3	$24	$33	$9,936

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
March 31, 2020
Consumer loans	$37	$10	$47
Total TDR loans	$37	$10	$47
December 31, 2019
Consumer loans	$38	$10	$48
Total TDR loans	$38	$10	$48
March 31, 2019
Consumer loans	$43	$10	$53
Total TDR loans	$43	$10	$53

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. The non-GAAP measures presented in the tables below reflect the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The DOJ benefit and acquisition related expenses recognized in conjunction with the Well Fargo branch acquisition from 2018 are not reflective of our ongoing operations and, therefore, have been excluded from our U.S. GAAP results. The Company believes that tangible book value per share, tangible common equity to assets ratio, return on average tangible common equity, adjusted return on average tangible common equity, adjusted return on average assets, adjusted HFI loan-to-deposit ratio, adjusted noninterest income, adjusted noninterest expense, adjusted income before income taxes, adjusted provision for income taxes, adjusted net income, and adjusted basic and diluted earnings per share and provide a meaningful representation of its operating performance on an ongoing basis.

The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share and tangible common equity to assets ratio.

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Dollars in millions, except share data)
Total stockholders' equity	$1,842	$1,788	$1,734	$1,656	$1,574
Less: Goodwill and intangible assets	167	170	174	178	182
Tangible book value	$1,675	$1,618	$1,560	$1,478	$1,392

Number of common shares outstanding	56,729,789	56,631,236	56,510,341	56,483,937	56,480,086
Tangible book value per share	$29.52	$28.57	$27.62	$26.16	$24.65

Total assets	$26,805	$23,266	$22,048	$20,206	$19,445
Tangible common equity to assets ratio	6.25%	6.95%	7.08%	7.31%	7.16%

Return on average tangible equity, adjusted return on average tangible equity and adjusted return on average assets.

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(Dollars in millions)
Net income	$46	$58	$36
Add: Intangible asset amortization, net of tax	3	3	3
Tangible net income	$48	$61	$39

Total average equity	$1,854	$1,803	$1,583
Less: Average goodwill and intangible assets	169	172	187
Total tangible average equity	$1,685	$1,631	$1,396

Return on average common equity	9.82%	12.69%	9.16%
Adjustment to remove Wells Fargo acquisition costs	—%	—%	0.06%
Adjusted return on average common equity	9.82%	12.69%	9.22%

Return on average tangible common equity	11.46%	14.76%	11.33%
Adjustment to remove Wells Fargo acquisition costs	—%	—%	0.23%
Adjusted return on average tangible common equity	11.46%	14.76%	11.56%

Return on average assets	0.78%	0.99%	0.79%
Adjustment to remove Wells Fargo acquisition costs	—%	—%	0.01%
Adjusted return on average assets	0.78%	0.99%	0.80%

Adjusted HFI loan-to-deposit ratio.

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Dollars in millions, except share data)
Average LHFI	$11,823	$12,168	$11,743	$10,613	$9,164
Less: Average warehouse loans	2,310	2,747	2,508	1,997	1,175
Adjusted average LHFI	$9,513	$9,421	$9,235	$8,616	$7,989

Average deposits	$15,795	$15,904	$15,817	$14,159	$12,906
Less: Average custodial deposits	4,776	4,772	4,550	3,469	2,532
Adjusted average deposits	$11,019	$11,132	$11,267	$10,690	$10,374

HFI loan-to-deposit ratio	74.9%	76.5%	74.2%	75.0%	71.0%
Adjusted HFI loan-to-deposit ratio	86.3%	84.6%	82.0%	80.6%	77.0%

Adjusted noninterest income, noninterest expense, income before income taxes, provision for income taxes, net income, basic earnings per share, diluted earnings per share, and net interest margin.

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Dollars in millions)
Noninterest income	$157	$162	$171	$168	$109
DOJ benefit	—	—	—	(25)	—
Adjusted noninterest income	$157	$162	$171	$143	$109

Noninterest expense	$235	$245	$238	$214	$191
Wells Fargo acquisition costs	—	—	—	—	1
Adjusted noninterest expense	$235	$245	$238	$214	$190

Income before income taxes	$56	$69	$78	$75	$44
Adjustment for DOJ benefit	—	—	—	(25)	—
Adjustment for Wells Fargo acquisition costs	—	—	—	—	1
Adjusted income before income taxes	$56	$69	$78	$50	$45

Provision for income taxes	$10	$11	$15	$14	$8
Tax impact on adjustment for DOJ benefit		—	—	(5)	—
Adjusted provision for income taxes	$10	$11	$15	$9	$8

Net income	$46	$58	$63	$61	$36
Adjusted net income	$46	$58	$63	$41	$37

Weighted average common shares outstanding	56,655,865	56,513,890	56,484,499	56,446,077	56,897,799
Weighted average diluted common shares	57,189,923	57,198,734	57,110,796	57,061,822	57,590,272
Adjusted basic earnings per share	$0.80	$1.01	$1.12	$0.72	$0.65
Adjusted diluted earnings per share	$0.80	$1.00	$1.11	$0.71	$0.64